UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 12, 2008

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 12, 2008, SBA Communications Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) under which it agreed to sell $500,000,000 aggregate principal amount of its 1.875% Convertible Senior Notes due 2013 (the “Notes”) to Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several Initial Purchasers (the “Initial Purchasers”). In addition the Company granted the Initial Purchasers an option to purchase an additional $50,000,000 aggregate principal amount of Notes solely to cover over allotments. On May 13, 2008, the Initial Purchasers elected to exercise the over allotment option in full. The Notes will be issued on May 16, 2008.

Net proceeds from this offering will be approximately $536.8 million, as adjusted for the exercise of the over allotment option, after deducting estimated discounts, commissions and expenses. The Company expects to use a portion of the net proceeds from the offering to repurchase contemporaneously with the closing of the sale of the notes 3.47 million shares of the Company’s Class A common stock, or approximately $120.0 million worth of shares of the Company’s Class A common stock, based on the closing stock price of $34.55 on May 12, 2008, in privately negotiated transactions through or from the Initial Purchasers or their affiliates. The Company will also apply approximately $81.5 million of the net proceeds from the sale of the Notes plus the proceeds from the warrant transactions described below to fund the cost of the convertible note hedge transactions described below. The Company intends to use the remaining net proceeds to repay $20.0 million of outstanding debt under its $335.0 million senior secured revolving credit facility, to repay approximately $200.0 million to be drawn under the senior secured revolving credit facility to fund the acquisition costs in connection with SBA’s previously announced TowerCo transaction, to finance the future acquisition of complementary businesses, the future acquisition or construction of towers and the purchase or extension of leases of land underneath the Company’s towers, to fund additional stock repurchases and/or for general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

Convertible Note Hedge Transactions and Sold Warrant Transactions

On May 12, 2008, in connection with the Company’s pricing of the Notes, the Company entered into a Convertible Bond Hedge Transaction Confirmation with each of Lehman Brothers OTC Derivatives Inc., Citibank, N.A., Deutsche Bank AG, London Branch, and Wachovia Capital Markets, LLC and Wachovia Bank, National Association (each an affiliate of an Initial Purchaser) to purchase convertible note hedges. The initial strike price of the convertible note hedges is $41.46 per share of the Company’s Class A Common Stock (the same as the initial conversion price of the Notes) and is similarly subject to certain customary adjustments (other than those arising from a fundamental change, a change of control, or other certain conditions specified in the Confirmation). The convertible note hedge transactions cover an aggregate of 13,265,780 shares of the Company’s Class A common stock, as adjusted for the exercise of the over allotment option.

On May 12, 2008, in connection with the Company’s issuance of the Notes, the Company entered into an Issuer Warrant Transaction Confirmation with each of Lehman Brothers OTC Derivatives Inc., Citibank, N.A., Deutsche Bank AG, London Branch, and Wachovia Capital Markets, LLC and Wachovia Bank, National Association (each an affiliate of an Initial Purchaser) to sell equity warrants. The initial strike price of the equity warrants is $67.37 per share of the Company’s Class A common stock and is similarly subject to certain customary adjustments (other than those arising from a fundamental change, a change of control, or other certain conditions specified in the Confirmation). The equity warrants cover an aggregate of 13,265,780 shares of the Company’s Class A common stock, as adjusted for the exercise of the over allotment option.

The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the convertible note hedge transactions, at the time of conversion of the notes is greater than the strike price of the convertible note hedges, which corresponds to the initial conversion price of the Notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of the Company’s Class A common stock exceeds the strike price of the sold warrants when it is exercised, there would be dilution from conversion of the Notes to the extent that the then volume-weighted average price per share of the Company’s Class A common stock exceeds the strike price of the sold warrants.

The Company has been advised that, in connection with hedging the convertible note hedge transactions and the sold warrant transactions, the hedge counterparties expect to enter into various derivative transactions with respect to the Company’s Class A common stock, concurrently with or shortly after the pricing of the Notes. In addition, the hedge counterparties have also informed the Company that they are likely to modify these hedge positions by entering into or unwinding various derivative transactions and/or by purchasing or selling the Company’s Class A common stock in secondary market transactions following the pricing of the Notes. The cost of the convertible note hedge transactions that the Company entered into with the hedge counterparties will be recorded in the equity section of the Company’s balance sheet and therefore not included in interest expense.

Certain of the Initial Purchasers and their respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates. Affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Greenwich Capital Markets, Inc. and TD Securities (USA) LLC are lenders under the Company’s senior secured revolving credit facility and will receive a portion of the net proceeds of the Notes in connection with the repayment of debt under the senior secured revolving credit facility.

The description above is qualified in its entirety by the Purchase Agreement, Convertible Bond Hedge Transaction Agreements and Issuer Warrant Transaction Letter Agreements.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 is incorporated by reference herein.

The Company offered and sold the Notes and sold warrants to the Initial Purchasers pursuant to an exemption from registration under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers have agreed to re-sell the Notes to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act.

The Notes will be convertible, at the option of the noteholders, under the following circumstances:

•

during any calendar quarter commencing at any time after June 30, 2008 and only during such calendar quarter, if the last reported sale price of the Company’s Class A common stock for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter is more than 130% of the applicable conversion price per share of Class A common stock on the last day of such preceding calendar quarter;

•

during the five business day period after any 10 consecutive trading day period (“the measurement period”) in which the trading price per $1,000 principal amount of notes for each day in the measurement period was less than 95% of the product of the last reported sale price of the Company’s Class A common stock and the applicable conversion rate;

•	if specified distributions to holders of the Company’s Class A common stock are made or specified corporate transactions occur; or

•	at any time on or after February 19, 2013.

The notes will be convertible based on an initial conversion rate of 24.1196 shares of the Company’s Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $41.46 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances. The Company will have the right to deliver shares of its Class A common stock, cash or a combination of cash and shares of its Class A common stock upon conversion. The Company from time to time will make an election with respect to the method it chooses to satisfy its obligation upon conversion, which election shall be effective until it provides notice of an election of a different method of settlement. The Company initially elects to settle its conversion obligation in shares of its Class A common stock.

Item 8.01	Other Events.

On May 12, 2008, the Company issued a press release announcing its intention to offer $500 million principal amount of Notes and its expectation to grant to the Initial Purchasers an option to purchase up to $50 million principal amount of additional Notes to cover over allotments. A copy of the press release is filed herewith as Exhibit 99.1.

On May 13, 2008, the Company issued a press release announcing the pricing of its previously announced $500 million principal amount of Notes and the granting to the Initial Purchasers of an over allotment option to purchase an additional $50 million principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.2.

On May 14, 2008, the Company issued a press release announcing that the Initial Purchasers of $500 million principal amount of Notes elected to exercise their over allotment option to purchase an additional $50 million principal amount of such Notes. A copy of the press release is filed herewith as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.69	Purchase Agreement, dated May 12, 2008, among SBA Communications Corporation and Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers listed on Schedule I of the Purchase Agreement.

99.1	Press release issued by SBA Communications Corporation on May 12, 2008.

99.2	Press release issued by SBA Communications Corporation on May 13, 2008.

99.3	Press release issued by SBA Communications Corporation on May 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Anthony J. Macaione
Anthony J. Macaione
Senior Vice President and Chief Financial Officer

Dated: May 16, 2008